EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Incentive Plan and 1997 Employee Stock Purchase Plan of BEA Systems, Inc. of our reports dated April 12, 2006, with respect to the consolidated financial statements and schedule of BEA Systems, Inc., BEA Systems Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BEA Systems, Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2006, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

April 12, 2006